UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2017

ScanSource, Inc.

(Exact name of Registrant as specified in its charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into a Material Agreement.

On June 28, 2017, a subsidiary of ScanSource, Inc. (the “Company”) agreed to acquire all of the outstanding shares of stock of POS Portal, Inc. (“POS”) from the Stryker family and the other POS shareholders. POS is a leading distributor of payment devices and services in the U.S. payments industry.

The purchase price consists of (i) approximately $144.9 million to be paid in cash at closing (approximately $13.0 million of which will be held in escrow to cover indemnity claims), which amount is subject to working capital and other adjustments, and (ii) an earn-out payment to be made November 30, 2017, of up to approximately $13.2 million, based on POS’s earnings before interest expense, taxes, depreciation and amortization for the year ending September 30, 2017.

The acquisition agreement contains customary representations, warranties, covenants and indemnities of the parties for a transaction of this type. The acquisition agreement further provides that certain POS shareholders will be restricted from engaging in certain competitive activities or from soliciting certain employees.

The acquisition is expected to close following the satisfaction of, and subject to, customary conditions, including the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain third-party consents.

The inclusion of a description of the acquisition agreement under Item 1.01 of this Current Report on Form 8-K shall not be deemed an acknowledgement that the acquisition agreement is a material agreement not made, or deemed not to be made, in the ordinary course of our business.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: June 29, 2017	By:	/s/ Gerald Lyons
	Name:	Gerald Lyons
	Its:	Interim Chief Financial Officer, Senior Vice President, Corporate Controller and Principal Accounting Officer